Exhibit 1


                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-31 21988G 619 & 21988G BD7

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending September 1, 2001.

INTEREST ACCOUNT
----------------

Balance as of July 31, 2001                                      $         0.00
         Scheduled Income received on securities ..............  $   572,687.50
         Unscheduled Income received on securities ............  $         0.00

                                                                 $   572,687.50

LESS:
         Distribution to Class A1 Holders .....................     -$84,539.59
         Distribution to Class A2 Holders .....................     -$10,908.33
         Distribution to Depositor ............................    -$477,239.58
         Balance as of September 1, 2001 ......................  $         0.00

PRINCIPAL ACCOUNT
-----------------
Balance as of July 31, 2001                                      $         0.00
         Scheduled Principal payment received on securities ...  $         0.00
LESS:
         Distribution to Holders ..............................  $         0.00
Balance as of September 1, 2001 ...............................  $         0.00



                   UNDERLYING SECURITIES HELD AS OF September 1, 2001

Principal
Amount                    Title of Security
------                    -----------------
$13,090,000                Toys "R" Us, Inc. 8.75% Debentures
                           Due September 1, 2021
                           CUSIP: 892335AC4

U.S Bank Trust National Association, as Trustee



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